EMPLOYMENT AGREEMENT

This Agreement is made and entered into on this August 6, 2008, by and between Omrix Biopharmaceuticals Ltd. (the “Company”) and Asaf Alperovitz (the “Employee”).

WHEREAS,	the Company desires to contract with the Employee on the terms and conditions set forth herein and the Employee desires to enter into this Agreement on such terms and conditions; and
WHEREAS,	the Employee represents that he has the requisite skills and training to render the services hereunder;

NOW, THEREFORE, in consideration of the mutual undertakings of the parties, it is hereby agreed:

1.	DUTIES AND RESPONSIBILITIES

1.1	As of October 23, 2008 (the “Effective Date”), the Employee shall be employed by the Company as Chief Financial Officer (“CFO”) of the Omrix Biopharmaceuticals group of companies (“Omrix Group”), including the named executive for the position of chief financial officer of Omrix Biopharmaceuticals Inc. (“Omrix”) and shall perform the activities and projects assigned to him by the Chief Executive Officer of Omrix Biopharmaceuticals Inc. (the “CEO”).

1.2	In his capacity as CFO, the Employee shall report directly to the CEO.

1.3	Except as specifically agreed in advance and in writing by Omrix, so long as the Employee is employed by the Company, the Employee (i) shall devote his full working time and reasonable best efforts to the business and affairs of the Omrix Group and the performance of his duties hereunder; and (ii) shall not undertake or accept any other employment or occupation, unless approved in writing by the CEO.

1.4	The Employee’s employment will require travel outside Israel and the Employee agrees to such travel as may be necessary in order to fulfill his duties hereunder.

1.5	The Employee’s duties and responsibilities shall include but not be limited to those duties and responsibilities customarily performed by a chief financial officer.

1.6	The Employee represents and warrants that from the Effective Date he is free to provide services to the Company upon the terms contained in this Agreement, and that there are no employment contracts, consulting contracts or any restrictive covenants preventing full performance of his duties hereunder, and that by providing services to the Omrix Group, the Employee does not infringe any intellectual property rights or other rights or agreements with any third party (including prior employer(s)). However, for a period not to exceed 30 days following the Effective Date and subject to the approval of the CEO, the Employee will be allowed to devote a limited amount of time to his former employer (Tefron Ltd.), provided that such time shall not exceed 15 working hours per week.

1.7	The parties hereto confirm that this is a personal services contract and that the relationship between the parties hereto shall not be subject to any general or special collective employment agreement or any custom or practice of the Company in respect of any of its other employees or contractors.

2.	TERM AND TERMINATION

2.1	This Agreement and the employer-employee relationship created hereunder will remain in force until termination by either Party.

2.2	Either party may terminate this Agreement for any reason and at any time during the Employee’s term of employment, by providing the other Party with 150 days prior written notice of termination. (I ask for a notice period of 150 days as appropriate for such a senior position)

2.3	Despite the provisions of Section 2.1 and 2.2 above, the Company shall have the right to terminate this Agreement and the employer-employee relationship hereunder at any time for Cause (as hereinafter defined), by giving the Employee notice of termination for Cause. In such event, this Agreement and the employer-employee relationship shall be deemed effectively terminated as of the time of delivery of such notice.

The term “Cause” shall mean: (i) the Employee breaches any of the material terms or conditions of Sections 4 and 5 below; (ii) the Employee commits a felony or perpetrates a fraud against the Company and/or any of its subsidiaries and/or affiliates; or (iii) an event which under Israeli law would not entitle the Employee to severance pay from the Company.

2.4	During the notice period specified in Section 2.2 above, the Employee shall continue working, cooperate with the Omrix Group and use his best efforts to assist the integration of the person or persons who will assume the Employee’s responsibilities into the Omrix Group, provided that the Company shall pay the Employee for such services in accordance with Section 3 below. The Company shall have the right to end the employment relationship during the 150 day notice period in which case it will still be required to pay for the full notice period, excluding payment of the benefits detailed in Sections 3.5 and 3.6.

2.5	Sections 4 and 5 below will remain in full force and effect after termination of this Agreement for any reason.

3.	BASIC SALARY AND BENEFITS

3.1	Basic Salary

3.1.1	The Company shall pay the Employee an initial gross monthly salary of seventy five thousand New Israeli Shekels (75,000 NIS) (the “Gross Salary”).

3.1.2	The Gross Salary for each month shall be payable to the Employee’s bank account within nine (9) calendar days of the first day of the following calendar month.

3.1.6	As the Employee is employed hereunder in a managerial position and is involved in a fiduciary relationship between the Employee and the Company and the Omrix Group, the Work and Rest Law (5711-1951), and any other law amending or replacing such law, shall not apply to the Employee or to his employment with the Omrix Group, and the Employee shall not be entitled to any compensation in respect of such law. The Employee acknowledges that the compensation set forth hereunder includes compensation that would otherwise be due to the Employee pursuant to such law.

3.1.7	The Gross Salary shall be comprehensive and all-inclusive and it shall be deemed to embody the Employee’s entire compensation for his employment and work save where it is otherwise specifically set forth in this Agreement or by law.

3.1.8	The Employee shall receive the Gross Salary in respect of periods of the Employee’s military reserve duty. The Company shall be entitled to retain any amounts payable by the National Insurance Institute or any other agency or entity in respect of such periods.

3.1.9	The Company shall legally deduct and withhold income tax payments and other obligatory payments, such as social security and mandatory health insurance, from all of the payments which shall be paid to the Employee in accordance with this Agreement and as required by law, including all taxes imposed on any benefits granted to the Employee and on any part of the benefits which exceeds the maximum exemption provided by law.

3.2	Manager’s Insurance

3.2.1	The Company shall effect a Manager’s Insurance Policy (the “Policy”) for the Employee through an insurance company chosen by the Employee, and shall pay a sum equal to 8.33% of the Employee’s Gross Salary towards such Policy which shall be on account of severance pay, and 5% toward provident (compensation) payments, subject to deduction of 5% from the Employee’s Gross Salary, as follows: at the beginning of each month the Company shall deduct from the Gross Salary an amount equal to 5% of the Gross Salary for the preceding month, and shall pay such amount as premium payable in respect of the provident compensation component of Policy. In the event the Employee elects to be insured under a Pension Plan, the allocations shall be modified in accordance with the Pension Plans policies, provided that in any event they do not exceed the amounts set forth above. In addition, the Company shall pay a sum equal to 2.5% of the Employee’s Gross Salary on account of the Employee’s disability insurance.

3.2.2	It is further agreed by the Parties that during the Employee’s employment period with the Company, the Company shall be the sole owner of the Policy. Upon termination by the Company other than for Cause, the Company shall transfer the Policy (or any portion thereof) to the Employee and shall pay severance payments to the Employee; all in accordance with any applicable law. In addition, it is agreed that, provided the Employee has completed at least 18 months of employment with the Company, then thereafter upon any termination of the employment by the Employee and/or by the Company (except for termination for Cause), the Company shall transfer the Policy to the Employee and shall pay severance payments to the Employee.

3.3	Education Fund

The Company shall pay an amount equal to 7.5% of the Gross Salary for the preceding month to an Education Fund (Keren Hishtalmut) designated by the Employee (the “Education Fund”), and shall deduct from the Gross Salary an amount equal to 2.5% of the Gross Salary for the preceding month and pay the same to the Education Fund. Use of these funds shall be in accordance with the by-laws of the Education Fund. Notwithstanding anything to the contrary herein, the Employee shall bear all taxes resulting from the Company’s contributions to the Education Fund.

3.4	Recuperation Pay

The Employee shall be entitled to Recuperation Pay for 14 days.
3.5	Vacation

During the term of his employment by the Company, the Employee shall be entitled to 22 days vacation for each calendar year of work or as prescribed by the Annual Leave Law, 5711 – 1951, whichever is more beneficial to the Employee.

The dates of the Employee’s vacation shall be pre-coordinated with the CEO.

3.6	Sick Leave

The Employee shall be entitled to be paid sick leave as provided by law.

Cellular Telephone

3.7	The Company shall provide the Employee with use of a cellular telephone during the course of his employment.

3.8	Company Car (Leased)

3.8.1	The Company shall make available to the Employee a leased Company car of a level detailed below (hereinafter the “Company Car”). The Employee will use the Company Car in accordance with the Company’s guidelines and procedures, for carrying out his duties and, subject to said duties, for the Employee’s private and family use with all costs and expenses, such as maintenance, operational usage, insurance and leasing and gas expenses paid by the Company. The Company Car shall be of grade 4 (according to the grades published by the Israeli Tax authorities) and the Employee may upgrade at the Employee’s own expense (including for the additional gross up costs) to a higher grade. The Employee will also be entitled to waive his right for a Company car and instead receive a gross payment equal to the Company Car cost. Omrix will pay the applicable tax for a grade 4 car.

3.8.2	The Employee shall be liable for all traffic tickets (unless it can be shown that the violation was committed by another Company employee).

3.8.3	The Employee shall be responsible for any use or misuse of the Company Car by his or by his family member which is against any of the terms of the car insurance policy or for any breach/termination of the Company Car leasing contract (including penalties).

3.9	The Employee will be entitled to an annual discretionary performance bonus in a target amount of 40% of his annual Gross Salary. The actual amount of the bonus each year shall be determined by the Company’s Chief Executive Officer and board of directors at their discretion.

3.10	Taxes

Any taxes imposed on the benefits granted to the Employee hereunder shall be borne by the Employee and shall be deducted from his salary by the Company in accordance with applicable laws or agreements.

4. CONFIDENTIALITY, DEVELOPMENT RIGHTS AND NON-COMPETITION

The Employee agrees that the terms of his employment in regard to confidentiality, development right and non-competition shall be as set forth in the Confidentiality, Development Rights and Non-Competition Agreement attached hereto as Annex 1.

5.	WARRANTIES

5.1	The Employee represents and warrants that on the Effective Date he will be free to provide services to the Omrix Group upon the terms contained in this Agreement and that there are no employment contracts, consulting contracts or restrictive covenants preventing full performance of his duties hereunder.

5.2	The Employee represents and warrants that he will not use, during the course of his employment with the Company, any trade secrets or proprietary information which is the property of his previous employer(s), in such a manner that may breach any confidentiality or other obligation the Employee may have to such former employer(s).

6.	GENERAL PROVISIONS

6.1	This Agreement shall not be amended, modified or varied by any oral agreement or representation, except by written instrument executed by both parties or their duly authorized representatives.

6.2	No failure or delay of either party in exercising any power or right hereunder shall in any way restrict or diminish such party’s rights and powers under this Agreement, or operate as a waiver of any breach or non-performance by either party of any of the terms or conditions hereof.

6.3	If any term or provision of this Agreement shall be declared invalid, illegal or unenforceable, then such term or provision shall be enforceable to the extent that a court shall deem it reasonable to enforce such term or provision and, if any such term or provision shall be held by any competent court to be unreasonable to enforce to any extent, such term or provision shall be severed and all remaining terms and provisions shall be unaffected and shall continue in full force and effect.

6.4	The terms and conditions of this Agreement supersede those of all previous agreements and arrangements, either written or oral, relating to the subject thereof.

6.5	This Agreement is personal to the Employee, and the Employee shall not assign or delegate his rights or duties to a third party, whether by contract, will or operation of law, without the Company’s prior written consent.

6.6	This Agreement shall inure to the benefit of the Company’s successors and assigns.

6.7	Each notice and/or demand given by a party pursuant to this Agreement shall be in writing and sent by registered mail to the other party at the address appearing in the caption of this Agreement, and such notice and/or demand shall be deemed given at the expiration of seven (7) days from the date of mailing by registered mail or immediately if delivered by hand. Such address shall be effective unless notice of a change in address is provided by registered mail to the other party.

6.8	It is hereby agreed between the parties that the laws of the State of Israel shall apply to this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written:

By: /s/ Robert Taub
By: /s/ Asaf Alperovitz
Title: CEO
Employee